Exhibit 21

List of Subsidiaries

Registrant:  Colonial Financial Services, Inc.

		Jurisdiction or
Subsidiaries	Percentage Ownership	State of Incorporation

Colonial Bank, FSB	100%	United States

Colonial Bank, FSB

		Jurisdiction or
Subsidiaries	Percentage Ownership	State of Incorporation

Cohansey Bridge, LLC	100%	New Jersey